Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: James Lokey, Chairman
November 23, 2011	(805) 269-2000

Mission Community Bank Announces

Tom L. Dobyns as Chief Executive Officer

SAN LUIS OBISPO, Calif. — Mission Community Bancorp (OTCBB: MISS) (the “Company”), parent company of Mission Community Bank (the “Bank”), announced that effective today, Tom L. Dobyns has been appointed the Bank’s Chief Executive Officer.  Mr. Dobyns also will join the Company’s Board of Directors.

James Lokey, Chief Executive Officer and Chairman of the Board of Mission Community Bancorp, said of Mr. Dobyns, “Tom’s leadership is exactly what Mission Community Bank needs as we continue on our path toward becoming a super community bank on California’s Central Coast.  His proven success in directing profitable banks and his motivational approach will be very well received.”

“I am honored to join the Mission Community Bank team at this crucial time in our growth and development,” said Mr. Dobyns.  “Having just completed the acquisition of Santa Lucia Bank, we are poised for profitable long term growth.  Mission Community Bank is well positioned to be the lender of choice for local small and medium-sized businesses.  This is an exciting time to lead a strong local community bank.”

Mr. Dobyns’ career in banking started as a teller, commercial lender and branch manager at Bank of America almost 40 years ago, before assuming executive positions at First Interstate Bank of California, Great Western Bank and Home Savings of America.  Most recently, he was president and CEO of American Security Bank in Newport Beach, California, before becoming CEO of Mission Community Bank.

About Mission Community Bancorp and Bank

Mission Community Bancorp is a bank holding company for Mission Community Bank and Mission Asset Management, Inc.  Mission Community Bank is a locally operated community bank which first opened its doors in 1997. There are full-service Mission Community Bank offices in San Luis Obispo, Atascadero, Santa Maria, Paso Robles and Arroyo Grande, and a loan production office in Oxnard. The bank’s administrative headquarters and Small Business Banking Center are located in San Luis Obispo at 3380 South Higuera Street.

Forward-Looking Statements

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to uncertain future events and economic conditions. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers as these factors may impact the operating results, the ability to attract deposit and loan customers, the quality of earning assets and government regulation. The bank does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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3380 South Higuera Street • San Luis Obispo, California  93401